Change in Independent Registered Public Accounting Firm

BBD LLP ("BBD") served as the independent registered certified public accounting firm of each Fund through its resignation as of September 17, 2017 (the "Resignation Date"). Effective September 18, 2018, upon recommendation by the Audit Oversight Committee of the Board, the Board unanimously appointed Cohen & Company, Ltd. ("Cohen") to replace BBD as the independent public accountant for the fiscal year ended December 31, 2017.

The reports of BBD on the Funds' financial statements for the two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Funds' two most recent fiscal years and through the Resignation Date, there were (i) no disagreements between the Funds and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of BBD, would have caused BBD to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Funds requested and BBD furnished a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. A copy of such letter, dated February 26, 2018 was filed as Exhibit 77 K to each Funds' Form N-SAR for the period ended December 31, 2017.
During the Funds' two most recent fiscal years and in the subsequent interim period through the Resignation Date, neither the Funds nor anyone on their behalf have not consulted with Cohen regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements, and neither a written report nor oral advice was provided to the Funds that Cohen concluded was an important factor considered by the Funds in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).